Exhibit 10.1

Description of Awards under Executive Bonus Plan

In addition to base salary, Markel Corporation (the “Company”) maintains an Executive Bonus Plan that has been approved by shareholders. The plan is designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code. Performance criteria under the Plan have been submitted for re-approval at the 2010 annual meeting in accordance with Section 162(m) and, if approved by shareholders, could include, in addition to growth in book value, one or more of the following: underwriting loss ratio; underwriting combined ratio; expense ratio; and revenue growth.

The plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan. Messrs. Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Thomas S. Gayner, Richard R. Whitt, III, Gerard Albanese, Jr., Britton L. Glisson, F. Michael Crowley and John Latham are the only executive officers eligible for awards under the plan for 2010.

Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m). Performance goals for 2010 relate to growth in book value and, in the case of Messrs. Albanese and Latham, also include underwriting combined ratio and revenue growth. The Committee sets the amounts payable under each performance award. The employee receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. The aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90 th day of the period for which the performance award relates and before the completion of 25% of such period.

The Board can amend or terminate the plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate or (ii) materially change the benefits that eligible employees may receive under the plan. However, the Board can amend the plan as necessary and without shareholder approval to ensure that the plan continues to comply with Section 162(m).

Growth in book value targets are similar to prior years. Underwriting-based targets are based on a grid measuring underwriting performance and revenue growth for the business operations for which the executive officer has direct responsibility, modified by the overall corporate combined ratio.